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                                                                     EXHIBIT 1.1

                            ARTICLES OF ASSOCIATION
                            OF
                            ING GROEP N.V.
                            as formulated since 7 July 2004

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ARTICLES OF ASSOCIATION                   MC/6001268/25260.dlt
OF ING GROEP N.V.

having its registered office in Amsterdam, as formulated following the execution of a deed of amendment on 7 July 2004 in the presence of P.J. Dortmond, civil-law notary practising in Amsterdam, in respect of which amendment a declaration of no objection was issued by the Minister of Justice on 6 July 2004 under no. N.V. 402759.

Name.

Article 1.

The name of the company is ING Groep N.V.

Registered office.

Article 2.

The company has its registered office in Amsterdam.

Object.

Article 3.

The object of the company is to participate in, manage, finance, furnish personal or real security for the obligations of and provide services to other enterprises and institutions of any kind, but in particular enterprises and institutions which are active in the field of insurance, lending, investment and/or other financial services, and to engage in any activity which may be related or conducive to the foregoing.

Definitions

Article 4.

In these Articles of Association, the following terms shall have the meanings assigned below, except where expressly stated otherwise:

a. shares: ordinary shares, preference shares and cumulative preference shares in the company's capital;

b.    shareholder: a holder of one or more shares;

c. depositary receipts: depositary receipts for shares issued or deemed to have been issued with the company's cooperation;

d.    depositary receipt holder: a holder of one or more depositary receipts;

e. preference shares: the A preference shares and B preference shares in the company's capital;

f. B preference shares: the B preference shares in the company's capital, irrespective of the series.

Capital.

Article 5.

The authorised capital of the company amounts to two billion one hundred and sixty million euros (EUR 2,160,000,000), divided as follows:

a. three billion (3,000,000,000) ordinary shares, each having a nominal value of twenty-four euro cents (EUR 0.24);

b. one hundred million (100,000,000) A preference shares, each having a nominal value of one euro and twenty cents (EUR 1.20);

c. one billion (1,000,000,000) B preference shares each having a nominal value of twenty-four euro cents (EUR 0.24), divided into five (5) series, designated by the numerals 1, 2, 3, 4 and 5:

   -  twenty-five million (25,000,000) series 1 B preference [ILLEGIBLE]

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   -  twenty-five million (25,000,000) series 2 B preference shares;

   -  two hundred million (200,000,000) series 3 B preference shares;

   - three hundred and seventy-five million (375,000,000) series 4 B preference shares; and

   - three hundred and seventy-five million (375,000,000) series 5 B preference shares;

   each series of B preference shares counting as a separate class of shares;
   and

d. nine hundred million (900,000,000) cumulative preference shares, each having a nominal value of one euro and twenty cents (EUR 1.20).

Shares.

Article 6.

1.    The shares shall be registered.

2.    No share certificates shall be issued.

Share register.

Article 7.

1. The Executive Board shall keep a register in which shall be recorded the names and addresses of all the shareholders, stating the amount paid on each share.

      The register shall be regularly updated and such further information shall be recorded therein as the law prescribes or the Executive Board considers necessary.

2. The Executive Board shall permit the share register to be inspected by persons who are entitled to do so by law.

3. The Executive Board shall provide extracts from the share register to persons who are entitled thereto by law.

4. Each shareholder and each holder of a limited right in respect of shares shall be obliged to notify the company of his name and address.

Approval of transfer of cumulative preference shares.

Article 8.

1. Each transfer of cumulative preference shares shall require the approval of the Executive Board. Requests for approval shall be made in writing, stating the name and address of the intended transferee and the price or other consideration which the intended transferee is willing to pay or give.

2. If approval is refused, the Executive Board shall simultaneously nominate one or more interested parties who are willing to purchase all the cumulative preference shares to which the request relates for cash at a price to be determined in consultation between the vendor and the Executive Board within two months of said nomination. The company may be nominated as an interested party only with the vendor's consent.

3. If the vendor does not receive a written communication from the company concerning the request for approval of the proposed transfer within three months of receipt by the company of that request or receives a written notice of refusal of approval within that period which omits to nominate one or more interested parties to whom the cumulative preference shares in question might be transferred pursuant to the provisions of this article, approval of the transfer shall be deemed to have been given on expiry of the said period or on receipt of such notice of refusal.

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4.    If the vendor and the Executive Board are unable to reach agreement on the price referred to in paragraph 2 of this article within two months of the refusal of approval, the price shall be determined by an expert appointed by the vendor and the Executive Board by mutual agreement or, in the absence of agreement within three months of the refusal of approval, by the President of the Chamber of Commerce and Industry of The Hague, at the request of the more diligent party.

5. The vendor shall have the right to decline to transfer the shares, provided he notifies the Executive Board of his decision in writing within one month of being notified of both the name(s) of interested parties and the price as determined.

6.    If a transfer within the meaning of paragraph 1 or paragraph 3 of this article is approved, the vendor shall be entitled to transfer, within three months of such approval, all the shares to which his request relates to the transferee specified in his request at the price or for the consideration stated by the vendor as referred to in the second sentence of paragraph 1 of this article.

7. The costs incurred by the company in connection with the transfer may be charged to the new holder.

8. The provisions of this article shall apply mutatis mutandis to transfers of shares upon the partition of a community of property.

Transfer of shares.

Article 9.

Unless provided otherwise by law, the transfer of shares shall require a deed of transfer intended for that purpose and, except where the company is itself a party to such legal act, written acknowledgement by the company of the transfer. The acknowledgement shall be given in the deed or by a dated statement of acknowledgement on the deed or on a copy thereof or extract therefrom signed as a true copy by the notary or the vendor. The service of such a deed, copy or extract on the company shall be deemed equivalent to acknowledgement. In the case of the transfer of part-paid shares, such acknowledgement may be given only if the deed bears a fixed date.

Pledge on shares.

Article 10.

1.    A pledge may be established on shares.

2. If a pledge has been established on shares, the voting rights attaching to those shares shall vest exclusively in the pledgeor and may not be assigned to the pledgee.

3. The rights conferred by law on holders of depositary receipts for shares issued with the cooperation of a company shall not vest in the pledgee.

4. The provisions of Article 9 shall apply mutatis mutandis to the establishment and removal of a pledge on shares.

      A pledge may also be established without acknowledgement by or service of notice on the company, in which case Section 239 of Book 3 of the Netherlands Civil Code shall be applicable mutatis mutandis, whereby service of notice on the company shall take the place of the notification referred to in subsection 3 of that section.

Usufruct on shares.

Article 11.

1.    A usufruct may be established on shares.

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2.    If a usufruct has been established on shares, the voting rights attaching to those shares shall vest exclusively in the shareholder and may not be assigned to the usufructuary.

3. The rights conferred by law on holders of depositary receipts for shares issued with the cooperation of a company shall not vest in the usufructuary.

4. The provisions of Article 9 shall apply mutatis mutandis to the establishment, assignment and removal of a usufruct on shares.

Issue of new shares.

Article 12.

1. Shares shall be issued pursuant to a resolution of the General Meeting of Shareholders or of another body designated for that purpose by a resolution of the General Meeting of Shareholders or by these Articles of Association for a determinate period not exceeding five years.

2. At the time of designation of a body as referred to in paragraph 1 of this article, the number of shares which may be issued shall be defined. The designation may be extended for not more than five years at a time. Unless otherwise provided at the time of designation, it may not be revoked.

3. A resolution of the General Meeting of Shareholders to issue shares or designate a body to do so shall only be valid if prior or simultaneous approval is given by each group of holders of shares of the same class whose rights are adversely affected by the issue.

4. A resolution of the General Meeting of Shareholders or a body other than the Executive Board to issue shares and a resolution to designate a body as referred to in paragraph 1 of this article may be passed only if it has been proposed by the Executive Board with the approval of the Supervisory Board.

5. If a body other than the General Meeting of Shareholders adopts a resolution to issue cumulative preference shares (not including a resolution to grant rights to subscribe for them), such resolution shall require the specific approval of the General Meeting of Shareholders if the issue of cumulative preference shares concerned causes the amount of cumulative preference shares in issue to exceed half the amount of the capital issued in the form of ordinary shares and preference shares.

6. If a body other than the General Meeting of Shareholders adopts a resolution to issue cumulative preference shares (not including a resolution to grant rights to subscribe for them) which does not require the approval of the General Meeting of Shareholders as referred to in the preceding paragraph, the Executive Board shall convene and hold a General Meeting of Shareholders within four weeks of such issue, at which the reasons for the issue shall be explained.

7. If cumulative preference shares are issued pursuant to a resolution to issue cumulative preference shares or a resolution to grant a right to subscribe for cumulative preference shares which has been adopted by a body other than the General Meeting of Shareholders without the prior approval of the General Meeting of Shareholders, the Executive Board shall convene a General Meeting of Shareholders within two years of such issue, at which it shall bring forward a resolution to repurchase or cancel the said cumulative preference shares which have been issued. If the resolution to repurchase or cancel the cumulative preference shares is not adopted by the General Meeting of Shareholders, the Executive Board shall be oblige to convene,

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      within two years of the said resolution being brought forward, a further
      General Meeting of Shareholders at which the same resolution shall again be brought forward, said obligation being extinguished once the said cumulative preference shares cease to be in issue or cease to be held by an entity other than the company.

8. The Executive Board shall be authorised to perform the legal acts referred to in Section 94 of Book 2 of the Netherlands Civil Code without the approval of the General Meeting of Shareholders.

9. Ordinary shares and preference shares may only be issued on payment of at least the nominal amount. In the case of cumulative preference shares, at least one-quarter of the nominal amount shall be paid up.

Pre-emptive rights to issues of ordinary shares.

Article 13.

1. Except in the cases provided by law, each holder of ordinary shares shall have a pre-emptive right to issues of ordinary shares.

2. Pre-emptive rights may be restricted or excluded by resolution of the General Meeting of Shareholders. Pre-emptive rights may be restricted or excluded by a body designated in accordance with Article 12 provided such body has been authorised to restrict or exclude pre-emptive rights by a resolution of the General Meeting of Shareholders for a determinate period not exceeding five years.

3. A resolution of the General Meeting of Shareholders to restrict or exclude pre-emptive rights or designate another body to do so in accordance with paragraph 2 of this article shall require a majority of at least two-thirds of the votes cast if less than half of the issued capital is represented at the General Meeting of Shareholders.

Rights to subscribe for shares.

Article 14.

1. Paragraphs 1, 2, 3, 4 and 7 of Article 12 shall apply mutatis mutandis to resolutions to grant rights to subscribe for shares.

2. If a body other than the General Meeting of Shareholders adopts a resolution to grant rights to subscribe for cumulative preference shares, such resolution shall require the specific approval of the General Meeting of Shareholders if the issue of cumulative preference shares concerned causes the amount of cumulative preference shares in issue to exceed half the amount of the capital issued in the form of ordinary shares and preference shares.

3. If a body other than the General Meeting of Shareholders adopts a resolution to grant rights to subscribe for cumulative preference shares which does not require the approval of the General Meeting of Shareholders as referred to in the preceding paragraph, the Executive Board shall convene and hold a General Meeting of Shareholders, within four weeks of the adoption of such resolution, at which the reasons for the granting of said rights shall be explained.

4. When rights to subscribe for ordinary shares are granted, the holders of ordinary shares shall have a right of pre-emption; Article 13 shall apply mutatis mutandis. Shareholders shall have no pre-emptive rights in respect of ordinary shares issued to a person exercising a previously acquired right to subscribe for shares.
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5.    Ordinary shares and preference shares which are issued to a person exercising a previously acquired right to subscribe for those shares shall be paid up in full at the time of subscription.

Acquisition by the company of its own shares.

Article 15.

1. The acquisition by the company of shares in its own capital which are not fully paid shall be null and void.

2. Fully paid shares in its own capital may only be acquired by the company for no consideration or if the acquisition is within the limits prescribed by law.

3. With due observance of the statutory provisions, the Executive Board shall require the authorisation of the General Meeting of Shareholders for the acquisition of own shares other than for no consideration.

4. Such authorisation shall not be required for the acquisition by the company of shares in its own capital in order to transfer them to employees of the company or of a group company under a scheme applicable to such employees.

5. The preceding paragraphs shall not apply to shares which the company acquires by universal succession.

6. The term 'shares' in this article shall include depositary receipts for shares, whether or not issued with the cooperation of the company.

Reduction of capital.

Article 16.

1. With due observance of the statutory provisions, the General Meeting of Shareholders may resolve to reduce the issued capital by cancelling shares or reducing the nominal value of shares by means of an amendment of the Articles of Association.

2. A resolution to redeem shares may relate only to the A preference shares and/or one or more of the series of B preference shares and/or the cumulative preference shares. A resolution to redeem the A preference shares and/or one or more of the series of B preference shares may only be adopted on condition that the distribution referred to in Article 38, paragraph 5, can be made simultaneously with the redemption.

3. Partial repayments on shares may also be made exclusively in respect of the ordinary shares, the A preference shares, one or more of the series of B preference shares or the cumulative preference shares. Release from the obligation to pay on shares may only be granted in respect of the cumulative preference shares.

Depositary receipts for ordinary shares and preference shares.

Article 17.

1. Pursuant to a resolution of the Executive Board with the approval of the Supervisory Board, the company may cooperate in the issue of depositary receipts for ordinary shares and/or preference shares.

2. Depositary receipts for ordinary shares and/or preference shares issued by the trust office shall be deemed to have been issued with the cooperation of the company, provided that the relevant trust conditions have been approved by the Executive Board and stipulate that they may only be amended with the approval of the Executive Board.

Management.

Article 18.

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1.    The company shall be managed by an Executive Board.

2. Members of the Executive Board shall fulfil the requirements of the Wet toezicht kredietwezen 1992 (Credit System Supervision Act) and the Wet toezicht verzekeringsbedrijf 1993 (Insurance Industry Supervision Act) with regard to expertise and probity. A person who does not fulfil these requirements shall not be nominated or proposed for appointment.

Composition and appointment of the Executive Board.

Article 19.

1. The Supervisory Board shall determine the number of members of the Executive Board. The Executive Board shall consist of at least three members.

      Without prejudice to the provisions of Article 18, paragraph 2, the Supervisory Board shall draw up a profile defining the composition of the Executive Board. The profile shall be considered by the General Meeting of Shareholders at the time of its adoption and each subsequent amendment.

2. Members of the Executive Board shall be appointed by the General Meeting of Shareholders from a binding list of candidates for each vacancy, which shall be drawn up by the Supervisory Board, with due observance of the provisions of Article 18, paragraph 2, and Section 133 of Book 2 of the Netherlands Civil Code.

      The binding list of candidates shall be drawn up not later than the day before the date of the notice convening the General Meeting of Shareholders at which the appointment is to be considered.

      If the Supervisory Board fails to exercise its right to draw up a binding list of candidates or fails to do so in time, the General Meeting of Shareholders shall be free in its choice of appointee, without prejudice to the provisions of Article 18, paragraph 2.

      A binding list of candidates may be declared non-binding by the General Meeting of Shareholders by a resolution passed by an absolute majority of the votes cast which together represent more than one-third of the issued capital.

3. Members of the Executive Board may be suspended or dismissed at any time by the General Meeting of Shareholders.

      A resolution to suspend or dismiss members of the Executive Board which has not been brought forward by the Supervisory Board may only be adopted by the General Meeting of Shareholders by an absolute majority of the votes cast which together represent more than one-third of the issued capital.

      The provisions of Section 120, subsection 3, of Book 2 of the Netherlands Civil Code shall not be applicable.

4. Members of the Executive Board may be suspended at any time by the Supervisory Board.

5. A suspension, which may be extended on one or more occasions, shall not last more than three months unless a resolution to dismiss the member is adopted, in which case the period of suspension may extend until termination of the member's service.

Organisation of the Executive Board.

Article 20.

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1.    The Supervisory Board shall appoint a chairman of the Executive Board from among the members of the Executive Board and may appoint one or more vice-chairmen of the Executive Board from among the other members.

2. The Executive Board shall draw up by-laws governing the conduct of meetings of and decision-making by the Executive Board. The by-laws and any alterations to them shall require the approval of the Supervisory Board.

3. In the event of the absence or inability to act of one or more, but not all, of the members of the Executive Board, the remaining member or members of the Executive Board shall be responsible for the management of the company. In the event of the absence or inability to act of all the members of the Executive Board, the Supervisory Board shall be temporarily responsible for the management of the company. In the latter case, the Supervisory Board may temporarily entrust the management of the company to one or more persons designated by the Supervisory Board, from among its members or from outside.

Terms of employment of Executive Board members.

Article 21.

The terms of employment of the members of the Executive Board shall be determined by the Supervisory Board.

The remuneration of members of the Executive Board shall be determined by the Supervisory Board with due observance of the remuneration policy adopted by the General Meeting of Shareholders.

Executive Board resolutions which require the approval of the Supervisory Board or General Meeting of Shareholders.

Article 22.

1. Without prejudice to the other provisions of these Articles of Association, the Executive Board shall require the approval of the Supervisory Board for resolutions which relate to:

      a. the issue or acquisition of shares and debentures of the company or debentures of a limited partnership or general partnership in which the company is the general partner;

      b.    cooperation in the issue of depositary receipts for shares;

      c. application for listing in or removal from the price list of any stock exchange of the securities referred to in a. or b.;

      d. entry into or termination of lasting cooperation between the company or a dependent company and another legal entity or partnership or as general partner in a limited partnership or general partnership where such cooperation or termination thereof has material significance for the company;

      e. acquisition by the company or a dependent company of a participating interest in the capital of another company amounting to one-quarter or more of the company's issued capital and reserves as disclosed in its balance sheet and notes thereto or a material increase or decrease in the magnitude of such a participating interest;

      f. investments involving an amount equal to one-quarter or more of the company's issued capital and reserves as disclosed in its balance sheet and notes thereto;

      g.    a proposal to amend the Articles of Association;

      h.    a proposal to wind up the company;

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      i.    filing of a petition for bankruptcy or moratorium;

      j. termination of the employment of a substantial number of employees of the company or of a dependent company simultaneously or within a short period of time;

      k. a material change in the working conditions of a substantial number of employees of the company or of a dependent company;

      l.    a proposal to reduce the issued capital; and

      m. other resolutions which the Supervisory Board has determined, in consultation with the Executive Board, to be subject to its approval.

2. Without prejudice to the other provisions of these Articles of Association, the Executive Board shall require the approval of the Supervisory Board for resolutions which relate to:

      a. transfer to a third party of all or virtually all of the enterprise conducted by the company or transfer or other assignment of enterprises of subsidiaries as a consequence of which the company or the group over which the company exercises central control ceases to engage in either insurance or banking activities;

      b. formation or termination of a permanent relationship between the company or a subsidiary and another legal entity or partnership or as a fully liable partner in a limited or general partnership whereby the relationship or its termination is of material significance to the company;

      c. acquisition or disposal by the company or a subsidiary of a participating interest in the capital of a company amounting to one-third or more of the assets as disclosed in the balance sheet and notes thereto contained in the most recently adopted financial statements of the company;

      d. cooperation in the acquisition of control over the activities constituting the company's enterprise within the meaning of the Merger Code 2000 of the Social and Economic Council, irrespective of whether that code is applicable.

3. The absence of approval by the Supervisory Board or the General Meeting of Shareholders of a resolution as referred to in paragraph 1 or paragraph 2, respectively, shall not affect the representative authority of the Executive Board or of the members of the Executive Board.

Representation of the company.

Article 23.

1. In so far as the law does not provide otherwise, the Executive Board shall be authorised to represent the company.

2.    Representative authority shall also vest in each member of the Executive
      Board.

3. If a member of the Executive Board has a conflict of interest with the company, he shall be authorised to represent the company like any other member of the Executive Board, unless the conflict of interest is in a private capacity, in which case the chairman of the Supervisory Board, or another member of the Supervisory Board appointed by the Supervisory Board shall be authorised to represent the company.

4. The Executive Board may vest powers of attorney or other continuing representative authority in one or more persons, whether or not employees of

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      the company, and to confer on one or more such persons as referred to above, and on other persons provided they are employees of the company, the title of general manager or such other title as the Executive Board deems fit.

Supervisory Board.

Article 24.

1.    The company shall have a Supervisory Board.

2. The function of the Supervisory Board shall be to supervise the policy of the Executive Board and the general course of affairs of the company and the enterprise associated therewith. It shall assist the Executive Board in an advisory capacity. In the performance of their duties, the members of the Supervisory Board shall be guided by the interests of the company and the enterprise associated therewith.

3. Members of the Supervisory Board shall fulfil the requirements of the Wet toezicht kredietwezen 1992 (Credit System Supervision Act) and the Wet toezicht verzekeringsbedrijf 1993 (Insurance Industry Supervision Act) with regard to probity.

      A person who does not fulfil these requirements shall not be nominated or proposed for appointment.

Composition and appointment of the Supervisory Board.

Article 25.

1. The Supervisory Board shall consist of at least three members. With due observance of the previous sentence, the Board shall itself determine the number of its members.

      Without prejudice to the provisions of Article 24, paragraph 3, the Supervisory Board shall draw up a profile for the Supervisory Board which defines its size and composition, taking into account the nature of the enterprise, its activities and the required expertise and background of the Supervisory Board members. The profile of the Supervisory Board shall be considered by the General Meeting of Shareholders at the time of adoption and each subsequent amendment.

2. Members of the Supervisory Board shall be appointed by the General Meeting of Shareholders from a binding list of candidates for each vacancy, which shall be drawn up by the Supervisory Board, with due observance of the provisions of Article 24, paragraph 3, and of Section 142, subsection 2, in conjunction with Section 133 of Book 2 of the Netherlands Civil Code. The binding list of candidates shall be drawn up not later than the day before the date of the notice convening the General Meeting of Shareholders at which the appointment is to be considered.

      If the Supervisory Board fails to exercise its right to draw up a binding list of candidates or fails to do so in time, the General Meeting of Shareholders shall be free in its choice of appointee, without prejudice to the provisions of Article 24, paragraph 3.

      A binding list of candidates may be declared non-binding by the General Meeting of Shareholders by a resolution passed by an absolute majority of the votes cast which together represent more than one-third of the issued capital.

3. Members of the Supervisory Board may be suspended or dismissed at any time by the General Meeting of Shareholders.

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      A resolution to suspend or dismiss members of the Supervisory Board which has not been brought forward by the Supervisory Board may only be adopted by the General Meeting of Shareholders by an absolute majority of the votes cast which together represent more than one-third of the issued capital. The provisions of Section 120, subsection 3, of Book 2 of the Netherlands Civil Code shall not be applicable.

4. A member of the Supervisory Board shall retire not later than the end of the first General Meeting of Shareholders held after the fourth anniversary of his last appointment or reappointment.

      Upon retirement, a member of the Supervisory Board shall be eligible for immediate reappointment, but may not be reappointed more than twice unless the Supervisory Board grants dispensation from that provision in exceptional circumstances, at the Board's discretion.

5.    A member of the Supervisory Board may not be:

      a.    an employee of the company;

      b.    an employee of a dependent company; or

      c. a manager or employee of an employees' organisation which is customarily involved in determining the terms of employment of the persons referred to in a. and b. above.

Organisation of the Supervisory Board.

Article 26.

1. The Supervisory Board shall appoint a chairman and may appoint one or more vice-chairmen from among its members.

2. The Supervisory Board shall draw up by-laws governing the conduct of meetings of and decision-making by the Supervisory Board.

3. The members of the Executive Board shall attend the meetings of the Supervisory Board unless the Supervisory Board decides otherwise.

4. The Executive Board shall provide the Supervisory Board in good time with the information required for the discharge of its duties.

5. The Supervisory Board shall be entitled to enlist the assistance of one or more experts at the company's expense.

6. The Supervisory Board shall be entitled to designate one or more of its members as authorised - to the extent determined by the Board - to have access to all the company's premises, to inspect all books, correspondence and other documents and to take cognisance of all other acts which have taken place.

7. The Supervisory Board may delegate one or more of its members to maintain more frequent contact with the Executive Board and to report their findings to the Supervisory Board.

8. The Supervisory Board shall be authorised to install committees consisting of members of the Supervisory Board and members of other organs of the company, including though not restricted to an Audit Committee, a Corporate Governance Committee and a Remuneration and Nomination Committee. The Supervisory Board shall determine the tasks, powers and names of the committees.

Remuneration of Supervisory Board members.

Article 27.

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                                                                            -12-

The members of the Supervisory Board shall receive remuneration for their services, which shall be determined by the General Meeting of Shareholders.

General Meetings of Shareholders.

Article 28.

1. At least one General Meeting of Shareholders shall be held each year within six months of the end of the financial year.

2. Further General Meetings of Shareholders shall be held whenever the Executive Board or Supervisory Board considers it desirable or whenever one or more holders of shares or depositary receipts for shares which together represent at least one-tenth of the issued capital request the Executive Board in writing to convene a General Meeting of Shareholders, precisely stating the business to be transacted.

Notice of meetings.

Article 29.

1. The shareholders and holders of depositary receipts shall be given notice of General Meetings of Shareholders.

2. The notice of meeting shall be given by placing an announcement in a national daily newspaper not later than the fifteenth day before the date of the meeting and in the organ of Euronext Amsterdam N.V.

3. The notice of meeting shall state the business to be transacted or shall state that the agenda is available for inspection by shareholders and holders of depositary receipts at the office of the company and at a place in Amsterdam to be determined by the Executive Board.

      In the event of a proposal to appoint a member of the Executive Board or a member of the Supervisory Board, the notice of meeting shall state, giving reasons, that the candidate possesses the required expertise, experience and other qualities and that following the proposed appointment the composition of the Executive Board or Supervisory Board, respectively, will be in accordance with the profile referred to in Article 19, paragraph 1, or Article 25, paragraph 1.

      If a binding list of two or more candidates for each vacancy is brought forward as referred to in Article 19, paragraph 2, or Article 25, paragraph 2, it shall not be necessary to fulfil the requirements of the preceding sentence with respect to more than one candidate for each vacancy.

4. Except in cases where the Supervisory Board and Executive Board consider there to be compelling reasons in the company's interest to exclude them from the agenda, the meeting shall consider items which are precisely defined in a written request which is submitted to the Executive Board or the Chairman of the Supervisory Board not later than fifty days before the date of the meeting or is signed by one or more holders of shares or depositary receipts for shares who together represent at least one-thousandth of the issued capital or whose combined holdings have a market value of at least fifty million euros, calculated on the basis of the closing prices on the date of signature of the request of the relevant class of depositary receipts or the depositary receipts for the relevant class of shares, as published in the organ of Euronext Amsterdam N.V.

      A request to place a proposal on the agenda to appoint a membered the Executive Board or Supervisory Board must explain why the candidate possesses the required expertise, experience and other qualities, why such expertise, experience and other qualities are not present to a sufficient degree in the Executive Board or Supervisory Board, respectively, and how, following the proposed appointment, the composition of the Executive Board or Supervisory Board, respectively, will be in accordance with the profile as referred to in Article 19, paragraph 1, or Article 25, paragraph 1, respectively.

5. If the agenda includes a motion to reduce the capital or amend the Articles of Association, the notice of meeting shall also comply with the provisions of Sections 99 and 123 of Book 2 of the Netherlands Civil Code in so far as they are applicable.

Venue of the General Meeting of Shareholders.

Article 30.

General Meetings of Shareholders shall be held in Amsterdam, The Hague, Rotterdam or Utrecht, at the discretion of the Executive Board.

Admission to General Meetings of Shareholders.

Article 31.

1. Provided the requirements set out below in this article are fulfilled, each shareholder and each holder of depositary receipts shall be entitled to attend and address the meeting, either in person or represented by a proxy appointed in writing; shareholders shall also be entitled to vote at the meeting.

2. Holders of registered shares wishing to attend the meeting shall send the company written notice of their intention, or the instrument appointing their proxies, by the date determined by the Executive Board and stated in the notice of meeting, which date shall not be earlier than the seventh day before the date of the meeting.

      The requirement referred to in the first sentence of this paragraph shall not apply to holders of cumulative preference shares or to the trust office referred to in Article 17.

3. The Executive Board shall be authorised for an indefinite period to set a registration date as referred to in Section 119 of Book 2 of the Netherlands Civil Code.

      If this authority is exercised, the provisions of subsection 3 of said section shall also apply even if the provisions of these Articles of Association are departed from - with due observance of the provisions of said section - in their application.

4. A person named in a written statement by an affiliated institution within the meaning of the Wet giraal effectenverkeer (Securities Giro Transfer
      Act), to the effect that:

      (i) the stated number of depositary receipts are part of its aggregate collective stock deposit; and

      (ii) if the Executive Board has not set a registration date, the person named in the statement is the holder of the stated number of depositary receipts and will remain so until after the meeting;

      or

      iii)(1) if the Executive Board has set a registration date, the person named in the statement was(2) the holder of the stated number of depositary receipts on the registration date;
      shall be deemed to be the holder of depositary receipts which form part of an aggregate or central collective stock deposit, provided that the relevant statement is deposited at the request of the depositary receipt holder concerned at the office of the company, or at one or more other places to be determined by the Supervisory Board in municipalities to be determined by the Supervisory Board(3), by the date set by the Executive Board and stated in the notice of meeting.
      Instruments appointing proxies for depositary receipt holders shall also be deposited at the office of the company or at one of the places referred to above not later than the date determined by the Executive Board and stated in the notice of meeting.

5. The admission of persons other than shareholders, depositary receipt holders and their proxies and members of the Supervisory Board and Executive Board shall be at the discretion of the chairman of the meeting.

6. If a share forms part of a community of property, the rights attaching to the share may only be exercised by the joint owners via a person appointed jointly by them in writing.

7. Before being admitted to a meeting, a shareholder or depositary receipt holder or his proxy shall sign an attendance register, stating his name and, if applicable, the number of votes he is entitled to cast.
      Where a shareholder or depositary receipt holder is represented by a proxy, the name(s) of the person(s) represented by the proxy shall also be stated.

Chairmanship of the meeting and minutes.

Article 32.

1. The meetings shall be presided over by the chairman of the Supervisory Board or, in his absence, by one of the other members of the Supervisory Board appointed by the Supervisory Board.

2. The minutes shall be kept by a person appointed by the chairman of the meeting.

3. The minutes shall be adopted by the chairman of the meeting and by a shareholder or depositary receipt holder appointed by the meeting and signed by the latter, the chairman and the person appointed pursuant to paragraph 2. Barring evidence to the contrary, the minutes shall thereafter serve as evidence vis-a-vis shareholders and depositary receipt holders of what is stated therein.

----------
(1) Translator's Note: in the interests of clarity, this subparagraph has been numbered sequentially by the translator. The original Dutch source document states literally: ' ... or ii) if the Executive Board has set a registration date ... '.

(2) Translator's Note: in the interests of clarity, the word 'was' has been used here by the translator. The original Dutch source document states literally: '
.... is ... '.

(3) Translator's Note: the original Dutch source document has ' ... ten kantore van de vennootschap of een of meer andere door de Raad van Commissarissen te bepalen gemeenten ter plaatse, door de Raad van Commissarissen te bepalen ...' This could not be translated literally without yielding complete nonsense. The translator has attempted to convey the meaning intended, but cannot granted that has been successful.

4. The provisions of paragraphs 2 and 3 of this article shall not be applicable if and to the extent that a notarial record is made of the business transacted at the meeting.

5. Without prejudice to the provisions of Section 13, subsections 3 and 4, of Book 2 of the Netherlands Civil Code, all matters regarding admission to the General Meeting of Shareholders, the exercise of voting rights, the result of votes and all other matters relating to the conduct of the meeting shall be at the discretion of the chairman of the meeting in question.

Voting rights and voting.

Article 33.

1.    Only shareholders shall have voting rights.

2. A shareholder may cast as many votes as the whole number of times the aggregate nominal amount of his shares can be divided by twenty-four euro cents (EUR 0.24).

3. In determining how the shareholders vote, what proportion of the shareholders are present or represented and what proportion of the share capital is present or represented, no account shall be taken of shares in respect of which voting is prohibited by law.

4. Except where a larger majority is prescribed by law or these Articles of Association, resolutions of the General Meeting of Shareholders shall require an absolute majority of the votes cast.

5. The method of voting shall be determined by the chairman of the meeting, including orally, by ballot, electronically or by acclamation.

6. In the event of a tied vote on matters other than persons, the resolution shall be deemed to have been defeated.

7.    Blank and invalid votes shall be deemed not to have been cast.

8. In elections, a separate vote shall be held for each vacancy to be filled. If no candidate obtains an absolute majority in the first vote, a second vote shall be held, but, if there is a tie between persons appearing on a binding list of candidates, the person appearing earlier on the list shall be elected. If no-one obtains an absolute majority in a second vote, a third vote shall be held between the two candidates who together obtain the most votes.

9. If, because of a tie between two or more candidates, the second vote fails to decide who is to take part in the third ballot, intermediate votes shall be held between those candidates, if necessary at one or more subsequent meetings at the discretion of the chairman, to determine who is to take part in the third vote.

10. In the event of a tie in an intermediate vote, further intermediate votes shall be held, if necessary at a subsequent meeting at the discretion of the chairman, until an absolute majority is obtained.

11. Unless provided otherwise by law or these Articles of Association, the validity of resolutions shall not depend on the proportion of the share capital represented at the meeting.

12. In derogation from the provisions of Section 120, subsection 3, of Book 2 of the Netherlands Civil Code, if a proposal to declare non-binding a list of candidates for appointment as a member of the Executive Board or the Supervisory Board receives at least an absolute majority of the [ILLEGIBLE] that majority does not represent at least one-third of the issued capital, a second meeting shall be convened within a reasonable period, to be determined by the Supervisory Board, at which such a resolution may be adopted irrespective of the issued capital present or represented. The notice convening the second meeting shall state that and give the reason why a resolution may be adopted irrespective of the issued capital present or represented.

Meetings of holders of shares of a particular class.

Article 34.

1. The provisions of paragraph 2 of Article 28 and Articles 29-33 inclusive shall apply mutatis mutandis to meetings of holders of ordinary shares, holders of A preference shares, holders of a series of the B preference shares and holders of cumulative preference shares, save that the holders of other classes of shares need not be notified of such meetings and shall not be admitted to them and that notice of meetings of holders of cumulative preference shares may be given by letter to the holder's address as notified to the company.

2. Provided the resolution is passed unanimously, a valid resolution may be adopted at a meeting of holders of cumulative preference shares at which the entire issued capital in the form of cumulative preference shares is represented, even if the procedures prescribed by law and these Articles of Association for the convening and holding of such meetings have not been complied with.

3. Resolutions of the meeting of holders of cumulative preference shares may also be adopted without holding a meeting, if the resolution is supported unanimously by the written votes of all the holders of cumulative preference shares who are entitled to vote.

Financial year, annual accounts and annual report.

Article 35.

1.    The company's financial year shall be concurrent with the calendar year.

2. Within five months of the end of each financial year, save where that period has been extended for a maximum of six months by the General Meeting of Shareholders on account of special circumstances, the Executive Board shall prepare the annual accounts and deposit them at the company's office and at a place in Amsterdam to be determined by the Supervisory Board, for inspection by shareholders and depositary receipt holders.

      The Executive Board shall also present the annual report within the same period.

3. The annual accounts shall be signed by all the members of the Executive Board and all the members of the Supervisory Board; if the signature of one or more of them is missing, this shall be stated and the reason shall be given.

4. The annual accounts shall be adopted by the General Meeting of Shareholders.

      When the resolution to adopt the annual accounts has been considered, a resolution shall be brought before the General Meeting of Shareholders to ratify the actions of the members of the Executive in respect of their management and those of the members of the Supervisory Board in respect of their supervision of the management in the financial year, to the extend that this is reflected in the financial statements or has been reported [ILLEGIBLE] at the General Meeting of Shareholders.

5. The Executive Board shall ensure that the annual accounts, the annual report and the other documents required by law are published, deposited at the company's office and laid open for inspection and that copies are available, all in accordance with the statutory provisions.

Expert examination.

Article 36.

1. The company shall engage a registeraccountant or other suitably qualified auditor to examine the annual accounts. It may alternatively engage an organisation in which suitably qualified auditors work together.

2. The General Meeting of Shareholders shall be authorised to appoint the auditor. If it fails to do so, the Supervisory Board shall be authorised to appoint the auditor, failing which that responsibility shall fall to the Executive Board.

3. The auditor shall report on his examination to the Supervisory Board and the Executive Board.

4. The auditor shall present the result of his examination in a report indicating whether the annual accounts present a true and fair view.

5. The annual accounts shall not be adopted if the General Meeting of Shareholders has been unable to take cognisance of the auditor's report which is to be appended to the annual accounts, unless a legitimate reason for the absence of the auditor's report is given in the other information.

Profit appropriation, reserves and distributions.

Article 37.

1. The company may make distributions to the shareholders only to the extent that its shareholders' equity exceeds the sum of the paid-up and called capital and the reserves prescribed by law.

2. No distribution of profit may be made before adoption of the annual accounts showing that distribution is permissible.

3. Out of the profit shall if possible first be distributed a dividend on the cumulative preference shares amounting to the percentage referred to below of the amount compulsorily paid up or yet to be paid up on the cumulative preference shares at the start of the financial year to which the distribution relates or, if the cumulative preference shares have been subscribed for in the course of the financial year, on the date on which the shares were subscribed for. The percentage referred to above shall be two and a half points above the time-weighted average of(4) the Euro OverNight Index Average (EONIA) as calculated by the European Central Bank for the financial year to which the distribution relates. If the amount compulsorily paid up on the cumulative preference shares is reduced or, pursuant to a resolution to make a further call on shares, increased, the distribution shall be reduced or if possible increased, respectively, by an amount equal to the aforementioned percentage of the reduction or increase, calculated from the date of the reduction or the date on which the capital call is payable. If and to the extent that the profit is not sufficient to make the distribution referred to in

----------
(4) Translator's Note: in the interests of clarity, the words 'average of the' have been inserted here by the translator. The original Dutch source document states literally: ' ... the Euro OverNight Index Average (EONIA) as calculated by the European Central Bank - weighted for the number of days for which it was applicable - for the financial year .. .'.

      the first sentence in full, the shortfall shall be paid out of the reserves provided this is not in breach of the provisions of paragraph 1 of this article. If and to the extent that the distribution referred to in the first sentence cannot be made from the reserves, profits in subsequent years shall first be applied for distributions to the holders of cumulative preference shares to make up the shortfall, before the provisions of the following paragraphs of this article are applied. No distributions shall be made on the cumulative preference shares other than those provided for in this article and in Articles 38 and 41. If annual accounts showing that distribution of profit is permissible are adopted(5) for a financial year in which one or more cumulative preference shares have been redeemed, the holders of these cumulative preference shares at the time of said redemption according to the register referred to in
      Article 7 shall have an inalienable right to distribution of profit as referred to below. The profit to be distributed if possible to such holder(s) shall be equal to the distribution to which they would have been entitled by virtue of the provisions of the first sentence of this paragraph if they had still been holders of the cumulative preference shares at the time of the declaration of the profit, reduced pro rata relative to the period of the said financial year for which they held these cumulative preference shares, less the amount of the distribution made in accordance with the provisions of Article 38, paragraph 4. If an issue of cumulative preference shares takes place in the course of a financial year, the dividend payable on those cumulative preference shares for that financial year shall be reduced pro rata relative to the date of issue.

4.    a.    A dividend shall then be paid on the preference shares, determined as provided for below in this paragraph.

      b. On each A preference share a dividend shall be paid of a percentage of the amount (including share premium) for which A preference shares were first subscribed for, said percentage being related to the average effective yield on the five longest-dated government loans calculated as set forth below.

      c. The percentage dividend on all A preference shares shall be adjusted, for the first time on the first of January, two thousand and four, and thereafter at ten-yearly intervals, to bring it into line with the average effective yield at that time on the five longest-dated government loans, calculated as set forth in d. below.

      d. The percentage dividend on the A preference shares shall be the arithmetic mean of the average effective yields on the five longest-dated government loans as referred to above in b. and c. of this paragraph, for the twenty trading days immediately preceding the second day before the date of issue of the first A preference shares or the second day before the date on which the dividend percentage is adjusted, as calculated by a calculation agent to be designated by the Executive Board, where necessary increased or reduced by a maximum of half a percentage point (1/2%) depending on the market conditions then

----------
(5) Translator's Note: in the interests of clarity, a reference to the adoption of annual accounts has been inserted here by the translator. The original Dutch source document states literally. If the profit for a financial year is adopted and in that financial year. ..'.

            prevailing, at the Executive Board's discretion and subject to the approval of the Supervisory Board.

      e. On the B preference shares a dividend shall be paid of a percentage of the amount (including share premium) for which B preference shares in the relevant series were first subscribed for.

            The dividend percentage shall be calculated by the method described under g. below.

      f. The percentage dividend on all the B preference shares of the relevant series shall be adjusted using the method described below, for the first time on the first of January of the calendar year following the day after the seventh anniversary of the issue of the first B preference shares in the relevant series and thereafter at seven-yearly intervals.

      g. The percentage dividend on a series of B preference shares shall be the arithmetic mean of the average effective yields on government loans with a remaining term to maturity of between six and seven years for the twenty trading days immediately preceding the second day before the date of issue of the first B preference shares or the second day preceding the date on which the dividend percentage is adjusted, as calculated by a calculation agent to be designated by the Executive Board, where necessary increased or reduced by a maximum of one percentage point (1%) depending on the market conditions then prevailing, at the Executive Board's discretion and subject to the approval of the Supervisory Board.

            If no quoted government loans with a remaining term to maturity of between six and seven years are available when the dividend percentage is calculated, the dividend percentage for the relevant series of B preference shares shall be calculated by linear interpolation of the average effective yields on the two government loans with a remaining term to maturity nearest to six and a half years, for the twenty trading days immediately preceding the second day before the date of issue of the first B preference shares or the second day preceding the date on which the dividend percentage is adjusted, where necessary increased or reduced by a maximum of one percentage point (1%) depending on the market conditions then prevailing, at the Executive Board's discretion and subject to the approval of the Supervisory Board. If it is not possible to calculate the dividend percentage using the methods described above, the dividend percentage shall be calculated by linear interpolation of the average effective yields on two loans which are comparable to government loans with a remaining term to maturity nearest to six and a half years, for the twenty trading days immediately preceding the second day before the date of issue of the first B preference shares or the second day before the date on which the dividend percentage is adjusted.

      h. If the amount compulsorily paid up on the A preference shares and/or one or more of the series of B preference shares is reduced in the financial year in respect of which the distribution referred to above in this paragraph is made, the distribution on the relevant preference shares shall be reduced by an amount equal to the dividend percenting on the relevant preference shares of the amount of the reduction proportional to the time elapsed between the reduction and the end of the relevant financial year.

      i. No distributions shall be made on the preference shares other than those provided for in this article and in Articles 38 and 41.

      j. If annual accounts showing that distribution of profit is permissible are adopted(6) for a financial year in which A preference shares and/or B preference shares in one or more series have been redeemed, the holders of preference shares in one or more of the relevant series(7) at the time of said redemption according to the register referred to in Article 7 shall have an inalienable right to distribution of profit as referred to below. The profit to be distributed if possible to such holders shall be equal to the distribution to which they would have been entitled by virtue of the right referred to above in this paragraph if they had still been holders of the preference shares at the time of the declaration of the profit, reduced pro rata relative to the period of the said financial year for which they held the preference shares referred to above, less the amount of the distribution made in accordance with the provisions of Article 38, paragraph 4.

      k. If the first issue of a series of B preference shares takes place in the course of a financial year, the dividend payable on the preference shares of the relevant series for that financial year shall be reduced pro rata relative to the first date of issue.

      l. If the profit remaining after the application of the provisions of paragraph 3 of this article is insufficient to enable the distribution referred to above in this paragraph to be made in full, part of the profit shall be distributed to the holders of preference shares on a pro rata basis relative to their entitlement to the full amount which would have been distributed if the profit had been sufficient.

5. The Executive Board shall determine, subject to the approval of the Supervisory Board, what part of the profit remaining after application of the provisions of the preceding paragraphs is to be appropriated to reserves.

6. Without prejudice to the provisions of paragraph 8 of this article, the profit remaining after application of the provisions of the preceding paragraphs shall be at the disposal of the General Meeting of Shareholders.

7. Without prejudice to the provisions of Article 38, the General Meeting of Shareholders shall be authorised to resolve, on a motion of the Executive Board which has been approved by the Supervisory Board, to make a distribution from reserves to the holders of ordinary shares.

8. Entitlement to dividend or other form of distribution on an ordinary share, an A preference share, a B preference share of a particular series or a cumulative preference share shall vest in the person in whose name the relevant share is registered on a date determined by the Executive Board with the approval of

----------
(6) Translator's Note: in the interests of clarity, a reference to the adoption of annual accounts has been inserted here by the translator. The original Dutch source document states literally: 'If the profit for a financial year is adopted and in that financial year.. .'.

(7) Translator's Note: in the interests of clarity, a reference to 'one or more of the relevant [ILLEGIBLE] has been inserted here by the translator. The original Dutch source document states literally;'... the holders of one or more of the relevant preference shares at the time of said redemption...'.

      the Supervisory Board, which may be different for each of the aforementioned classes of share. The date for ordinary shares for which registered depositary receipts have been issued and in which trading is permitted, with the cooperation of the company, via a stock exchange or similar institution in a country other than the Netherlands may be different from the date for the other ordinary shares. Each date determined in this way shall be announced in accordance with the regulations applicable to the company.

9. The Executive Board may, with the approval of the Supervisory Board, determine that a distribution in cash on ordinary shares for which registered depositary receipts have been issued and in which trading is permitted, with the cooperation the company, via a stock exchange or similar institution in a country other than the Netherlands shall be paid in the currency of the country concerned, unless the company is prevented from doing so by government measures or other circumstances beyond its control. If a distribution is made in a foreign currency pursuant to the provisions of the preceding sentence, it shall be converted for that purpose at the exchange rate on a date to be determined by the Executive Board with the approval of the Supervisory Board. That date shall not be before the date of adoption of the resolution to make the distribution nor after the date determined pursuant to the provisions of Article 39, paragraph 1, for the relevant shares. Each date determined in this way shall be announced in accordance with the regulations applicable to the company.

10. If the Executive Board has been designated as a body authorised to resolve to issue shares in accordance with the provisions of Article 12, it shall be authorised, with the approval of the Supervisory Board, to determine that, instead of in cash, a distribution on ordinary shares shall be made in the form of ordinary shares, A preference shares or B preference shares in one or more series or to determine that the holders of ordinary shares shall be given the choice of receiving the distribution in cash or in the form of ordinary shares, A preference shares or B preference shares in one or more series. The terms on which that choice is given shall be determined by the Executive Board, with the approval of the Supervisory Board.

      If, in any financial year, the method by which distributions are made departs from the distribution policy applied by the company in the preceding financial years, the Executive Board shall explain the reasons in the annual report, unless the shareholders are given the choice of receiving the distribution in cash or in shares in that financial year.

11. Shares which the company holds in its own capital shall not be taken into account in calculating the distribution of profit, unless such shares are subject to a pledge or usufruct.

Interim dividends.
Article 38.

1. The Executive Board shall be authorised, with the approval of the Supervisory Board, to make interim distributions on one or more classes of share.

2. An interim distribution may only be made if the requirement of paragraph 1 of Article 37 has been fulfilled, as evidenced by an interim statement of assets and liabilities drawn up in accordance with the statutory requirements.

3. The provisions of paragraph 10 of Article 37 shall apply mutatis mutandis to interim distributions.

4. If preference shares or cumulative preference shares are redeemed, a distribution shall be made on the cancelled preference shares or cumulative preference shares on the date of redemption, calculated in accordance with the provisions of paragraph 4 or paragraph 3, respectively, of Article 37, in respect of the period for which a distribution as referred to in the first sentence of paragraph 4 of
      Article 37 or paragraph 3 of that article, respectively, has not previously been made, up to the date of redemption, provided the requirements of paragraph 1 of Article 37 have been fulfilled, as evidenced by an interim statement of assets and liabilities drawn up in such a case by the Executive Board in accordance with the statutory requirements.

5. If preference shares are redeemed, a distribution shall be made of the amount stipulated below on each cancelled preference share on the date of redemption, in addition to the repayment, provided the requirements of paragraph 1 of Article 37 have been fulfilled, as evidenced by an interim statement of assets and liabilities drawn up in such a case by the Executive Board in accordance with the statutory requirements. The amount referred to in the first sentence of this paragraph for each cancelled A preference share shall be equal to the amount (including share premium) for which A preference shares were first subscribed for less the nominal value of the share and for each cancelled B preference share in a given series shall be equal to the difference between the amount (including share premium) for which B preference shares in the relevant series were first subscribed for and the nominal value of the share.

Payment and forfeiture.

Article 39.

1. Distributions shall be due and payable with effect from a date set by the Executive Board, with the approval of the Supervisory Board, which may be different for distributions on ordinary shares, distributions on A preference shares, distributions on one or more of the series of B preference shares and distributions on cumulative preference shares. The date on which the distribution on ordinary shares first becomes due and payable may, in the case of ordinary shares for which registered depositary receipts have been issued and in which trading is permitted, with the cooperation the company, via a stock exchange or similar institution in a country other than the Netherlands, be different from the date for the other ordinary shares. Each date determined in this way shall be announced in accordance with the regulations applicable to the company.

2. The shareholder's claim to the distribution shall lapse five year from the beginning of the second day after the day on which the distribution becomes due.

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                                                                            -23-

Amendment of the Articles of Association.

Article 40.

1. The General Meeting of Shareholders shall be authorised to resolve to amend these Articles of Association, provided the resolution is adopted on a motion of the Executive Board which has been approved by the Supervisory Board. Without prejudice to the provisions of paragraph 11 of Article 33, such a resolution of the General Meeting of Shareholders shall require a majority of at least two-thirds of the votes cast at a General Meeting of Shareholders at which at least two-thirds of the issued capital is represented.

2. An amendment of the Articles of Association shall not take effect until a declaration as referred to in Section 125 of Book 2 of the Netherlands Civil Code has been issued by the Minister of Justice.

3. A notarial deed embodying the amendment to the Articles of Association shall be drawn up, failing which the amendment shall be null and void.

Winding up and liquidation.

Article 41.

1. The General Meeting of Shareholders shall be authorised to resolve to wind up the company, provided the resolution is adopted on a motion of the Executive Board which has been approved by the Supervisory Board. Without prejudice to the provisions of paragraph 11 of Article 33, such a resolution of the General Meeting of Shareholders shall require a majority of at least two- thirds of the votes cast at a General Meeting of Shareholders at which at least two-thirds of the issued capital is represented.

2. If a resolution to wind up the company is adopted, the liquidation shall be conducted by the Executive Board under the supervision of the Supervisory Board, unless other liquidators are appointed by the Supervisory Board.

3. The provisions of these Articles of Association shall remain in force as far as possible during the liquidation.

4. The company's assets remaining after payment of all debts and liquidation costs shall be divided as follows:

      a. first, the holders of cumulative preference shares shall as far as possible be paid an amount equal to the nominal amount paid on their cumulative preference shares plus the percentage referred to in paragraph 3 of Article 37 of the amount compulsorily paid on the cumulative preference shares, for each year or part of a year in the period commencing on the day after the period in respect of which the last dividend was paid and ending on the date of the distribution on preference shares referred to in this article;

      b. the holders of preference shares shall then as far as possible be paid an amount as defined in this sub-paragraph b. for each preference share they hold:

            (i) on each A preference share shall be paid an amount equal to the amount (including share premium) for which the A preference shares were first subscribed for, plus an amount equal to the percentage referred to in paragraph 4.b. of
                  Article 37 (which may have been adjusted pursuant to the provisions of that paragraph of the amount (including share premium) paid on the [ILLEGIBLE] share, for each year or part of a year in the period commencing on the first day of the last full calendar year prior to the winding-up

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                                                                            -24-

                  and ending on the date of the distribution on preference shares referred to in this article;

            (ii) on each B preference share in a given series shall be paid an amount equal to the amount (including share premium) for which the B preference shares in that series were first subscribed for, plus an amount equal to the percentage referred to in paragraph 4.e. of Article 37 (which may have been adjusted pursuant to the provisions of that paragraph) of the amount (including share premium) for which the B preference shares in that series were first subscribed for, for each year or part of a year in the period commencing on the first day of the last full calendar year prior to the winding-up and ending on the date of the distribution on preference shares referred to in this article;

            (iii) all dividends paid on the relevant preference shares for the period referred to above in this sub-paragraph shall be deducted from the distribution pursuant to the provisions of
                  (i) or (ii) of this sub-paragraph b.;

            (iv) if the company's assets remaining after the application of the provisions of sub-paragraph a. of this paragraph are insufficient to enable the distribution referred to above in this sub-paragraph b. to be made in full, the assets shall be distributed to the holders of preference shares on a pro rata basis relative to their entitlement to the full amount which would have been distributed pursuant to the provisions of this sub-paragraph b. if the assets had been sufficient;

      c. the company's assets remaining after the application of the provisions of sub-paragraphs a. and b. of this paragraph shall be distributed to the holders of ordinary shares in proportion to the number of ordinary shares held by each of them.

I, Helene J.B. Reid, sworn translator for the English language, residing at Utrecht, the Netherlands, do solemnly and sincerely declare the foregoing to be a true and full translation into English of the attached Dutch text as seen by me.

Amsterdam, 29 July 2004